EXHIBIT 10.26


                             AMENDMENT NO. 1 TO THE
                 YOUNG & RUBICAM INC. DEFERRED COMPENSATION PLAN

     WHEREAS, Young & Rubicam Inc., a corporation organized under the laws of the State of Delaware (hereinafter referred to as the "Company"), established the Young & Rubicam Inc. Deferred Compensation Plan as of November 19, 1997 (the "Plan");

     WHEREAS, Section 11 of the Plan provides for the amendment of the Plan by the Compensation Committee of the Board of Directors of the Company or any other directors of the Company designated as the Committee by the Board of Directors of the Company;

     NOW, THEREFORE, the Plan is hereby amended, effective as of November 19, 1997, as follows:

     1.   Section 12(f) is amended and restated in its entirety as follows:

     Tax Withholding or Payments. The Company and any Affiliate shall have the right to deduct from amounts otherwise payable in settlement of a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment. Shares may be withheld to satisfy such obligations in any case where taxation would be imposed upon the delivery of shares, except that shares issued or delivered under any plan, program, employment agreement or other arrangement may be withheld only in accordance with the terms of such plan, program, employment agreement or other arrangement and any applicable rules, regulations, or resolutions thereunder. With respect to any foreign taxes or withholding that may be due prior to payment in settlement of the Deferral Account, the Company and any Affiliate shall have the right to withdraw, in cash or in stock from and reduce the Deferral Account by the amount of such taxes or withholdings and arrange to provide for the payment of such taxes or withholding to the appropriate taxing authorities.